Exhibit 3

RESULTS1Q15

April 23, 2015

Forward looking information

This presentation contains certain forward-looking statements and information relating to CEMEX Latam Holdings, S.A. and its subsidiaries (collectively, "CLH") that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CLH to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CLH and CEMEX, S.A.B. de C.V. and its subsidiaries ("CEMEX") operate, CLH´s ability to comply with the framework agreement signed with CEMEX, CEMEX's ability to satisfy its obligations under its debt agreements as well as under the indentures that govern its high yield notes, CLH and CEMEX's ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CLH and CEMEX's ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CLH does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Unless the context otherwise requires it, all references to prices in this document means our prices for our products.

UNLESS OTHERWISE NOTED, ALL CONSOLIDATED FIGURES ARE PRESENTED IN DOLLARS AND ARE BASED ON THE FINANCIAL STATEMENTS OF EACH COUNTRY PREPARED UNDER INTERNATIONAL FINANCIAL REPORTING STANDARDS.

Copyright CEMEX Latam Holdings, S.A. and its subsidiaries.

2

Financial Results SummaryRecord sales in Costa Ricaand positive results in Nicaragua were offset by lower sales mainly in Colombia

Operating EBITDA margin

declined by 1.6pp during 1Q15 on a year over year basis, mainly by the margin decline in our operations in Colombia 3

Operating EBITDA in 1Q15

also on an adjusted basis1, declined by 10%, compared to 1Q14

(1)Adjusting for foreign-exchange fluctuations

-16%

Operating EBITDA(US$M)Net Sales (US$M)

-20%

141

1Q14112

1Q15

1Q15

354

1Q14423

33.4%1Q14

31.8%

1Q15Margin EBITDA(%)

3

Consolidated Volumes andPrices

Positive 1Q15 volume

trends in ready-mix and aggregates, growing 4% and 8%, respectively, compared with 1Q14

Our consolidated prices, adjusted for the foreign exchange fluctuations, for cement and ready-mix increased by 2% and 1% respectively, on a sequential basis

(1)Like-to-likeprices adjusted for foreign-exchangefluctuations

Record cement volumes

in recent history in our operations in Costa Rica 1Q15 vs.1Q14 1Q15 vs.4Q14

Volume (8%) (9%)

Price (US) (11%) (4%)

Price (LtL1) 0% 2%

Volume 4% (3%)

Price (US) (13%) (7%)

Price (LtL1) 2% 1%

Volume 8% (3%)

Price (US) (16%) (10%)

Price (LtL1) (1%) (2%)

Domesticgray cement

Aggregates

Ready-mix concrete

4

REGIONALHIGHLIGHTS

Results 1Q15

Results Highlights Colombia

Colombia –Results HighlightsOur cement volumes

in 1Q15 declined 15% mainly by:

-Market share loss due to our price increases in January

-A strong 1Q14 comparison Our prices show a positive trend in cement increasing by 4% in local currency during 1Q15 on a sequential basis, reaching levels close to those in 1Q14

Operating EBITDA in 1Q15

also on an adjusted basis1, declined by 20%, with 1Q14

Net sales in 1Q15

declined by 9%, year-over-year, on an adjusted basis11Q15 vs. 1Q14 1Q15 vs. 4Q14

Cement (1%) 4%

Ready-mix 3% 4%

Aggregates (1%) (1%)

(1)Adjusting for foreign-exchange fluctuations

Financial Summary

US$ Million

Volume

Price (Local Currency)

7

|| Colombia - Downward economic adjustments – Low potential impact is expected for our business

US$6.8 B
Budget cuts announced for next 4 years

~1%
Estimated potential impact of budget cuts in national cement consumption

CEMEX LatAm Holdings

GDP forecast
has been reduced to 3.6% by the Colombian Central Bank

Housing and infrastructure
programs already approved would not be affected

COP/US exchange rate
at weakest level since 2009

Government has expressed
its commitment to continue investing in infrastructure and housing

8

Colombia -In the midst of economic slowdown, a bright outlook for construction

~ US $21 BProbable additional funds to those approved, that could have an impact in construction US $14 B approved fundsrelated to projects in Infrastructure, transportation and housing include:

•	400 thousand social homes
•	20 projects in 4G program
•	US $1.1 B approved for works in 39 airports, according to the Minister of Transportation
•	From the ~US $2.1 B from royalties for transportation projects (2012 -2014 period): -More than 50% of projects are still ongoing-About 19% have not been bid

Colombia –4G infrastructure projects outlook

Source: Based on information from AgenciaNacionalde Infraestructura*

Current Concessions

New Concessions

Awarded Concessions

CLH’s Cement Plants & Grinding Mills

Second Wave

These 20 projects representan investment of about US $8.8 B. First 10 projects awarded, the remaining expected to be awarded during June-July 2015

Our cement volumes for infrastructure sector

expected to grow in the high-single digits, compared to 2014.

Funds have been earmarked

by CONPES (Planning and Ministries) and CONFIS (fiscal assessment group) for first 20 projects

Colombia –Government housing initiatives 2014-2018Our volumes in 2015to the residential sector are expected to grow at a mid-single digit rate115 ,000 –7,000 houses expectedto be built under our housing solutions business during 2015

100,000 unitsin new free-home program130,000new subsidies onmortgagerate100,000unitsundernew middle-incomesubsidyprogram

86,000 unitsunderpreviouslyawardedsocial housingsubsidyprogramFunds

Funds for US $ 4 B earmarked to fund these 4 different programs during the next four years

Results

Highlights

Panama

|| Panama – Results Highlights

Financial Summary US$ Million

	1Q15	1Q14	% var
Net Sales	72	76	(6%)
Op. EBITDA	29	32	(11%)
as % net sales	39.9%	42.5%	(2.6pp)

Volume

	1Q15 vs. 1Q14	1Q15 vs. 4Q14
Cement	9%	9%
Ready-mix	(9%)	(7%)
Aggregates	0%	(9%)

Price (Local Currency)

	1Q15 vs. 1Q14	1Q15 vs. 4Q14
Cement	(3%)	0%
Ready-mix	(2%)	(1%)
Aggregates	(2%)	(2%)

CEMEX LatAm Holdings

Excluding volumes to the Canal Project

our cement volumes during 1Q15 increased by 4% year-over-year

Lower ready-mix volumes

are mainly associated with the conclusion of the *Cinta Costera* and the *Corredor Norte* projects

Net sales and EBITDA

declined by 6% and 11%, respectively, compared with the same period of last year

EBITDA margin in 1Q15

declined by 2.6pp, given the higher cement volumes to the Canal, as well as scheduled maintenance work

13

Panama–Sector Highlights

The residential sector remained the main driver for demand of our products during 1Q155-year public investment planfor about US $11 B announced by the Government includes subway expansions, interstate highways and water management projects, among othersOur volumes in 2015to the residential and industrial and commercial sectors are expected to grow at a mid-single digit rate

Results

Highlights

Costa Rica

Costa Rica –Results Highlights

Net Sales record

in 1Q15, achieving year-over-year growth of 21%EBITDA margin expansionof 4.1pp in 1Q15 on a year-over-year basis

Growth in volumes

of 8%, 10%, and 45% for cement, ready-mix and aggregates, respectively, on a year-over-year basis

Cement prices increased

by 5% year-over-year and by 2% sequentially, ready-mix and aggregates prices declined by 7% and 5%, respectively, compared with 1Q141Q15 vs. 1Q14 1Q15 vs. 4Q14

Cement 5% 2%

Ready-mix (7%) (3%)

Aggregates (5%) 1%

VolumePrice (Local Currency)

Costa Rica–Sector HighlightsMomentum in the infrastructure sectorexpected to increase once projects such as the new container port terminal, the Capulíndam, and the J. Santamaríaairport expansion begin constructionPositive effect in volumesdue to the beginning of construction of the Chucáshydroelectricproject

Medium-term outlook

remains positive. Our capacity expansion project continues according to plan, and we expect to conclude the first stage during 2Q15

Infrastructure remained the main driver forcement demand in 1Q15

Results

Highlights

Rest of CLH

Rest of CLH –Results HighlightsPositive growth trend continuesin all of our products in Nicaragua on a year-over-year basis. This increase was more than offset by the results in the other operations

Net sales increase at a double-digit rate year-over-year

for the fourth consecutive quarter in Nicaragua

Higher prices in our 3 products

in local currency terms during 1Q15, growing by 4% in cement, 5% in ready-mix, and 8% in aggregates versus the same period in 20141Q15 vs. 1Q14 1Q15 vs. 4Q14

Cement 4% (2%)

Ready-mix 5% 1%

Aggregates 8% 10%

Rest of CLH –Sector HighlightsVolume growth in Nicaragua

is explained mainly by increased consumption from the infrastructure and residential sectorsWe expect positive activityin the commercial sector to continue throughout the year in Guatemala

We expect to continue participating

in the Government’s housing projects for the victims of last year’s earthquake in Nicaragua

In Guatemala, during 1Q15 we continued participating in the construction of the first wind farm in the country||

FREE CASH FLOW

1Q15 Results

Free Cash Flow22

Free Cash Flow

after maintenance capexreached US$ 67 million in 1Q15

Net debt was reduced by

about US $15 million in 1Q15Strategic capexwas US $48 Min the quarter, and was used mainly for our expansion projects in Colombia, Nicaragua and Costa RicaFree Cash Flow after total capital expenditure reached US $18 M during the first quarterUS$ Million 1Q15 1Q14 % var

Op. EBITDA 112 141 (20%)

-Net Financial Expense 21 24

-Maintenance Capex 4 9

-Change in Working Cap 5 7

-Taxes Paid 14 21

-Other Cash Items (net) 1 0

Free Cash Flow 67 80 (17%)

-Strategic Capex 48 5

Free Cash Flow 18 75 (75%)

GUIDANCE1Q15 Results

2015 Guidance

Cement

Ready -Mix

Aggregates

(1%)

6%

9%

Cement

Ready -Mix

Aggregates

(7%)

4%

4%

Cement

Ready -Mix

Aggregates

Mid single-digit growth

Low-teens growth

Low-teens growth

Colombia

Panama

Costa Rica

Volume YoY%

On a consolidated basis

we expect our cement, ready-mix and aggregates volumes to increase by 2%, 10% and 10%, respectively during 2015Maintenance capexis expected to be about US $45 million in 2015Strategic capexis expected to reach US $190 million in 2015Cash taxesona consolidatedbasisare expectedtoincreasebyabout35% in 2015 vs. 2014

APPENDIX

Consolidateddebt maturity profile US$ Million

US $1,188 million

Total debt as of March 31, 2015

2015

112

2016

254

2017

2018

680

142

|| Definitions

Cement:	When providing cement volume variations, refers to our domestic gray cement operations.
Operating EBITDA:	Operating earnings before other expenses, net plus depreciation and operating amortization.
Maintenance capital expenditures:	Investments incurred for the purpose of ensuring CLH's operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies.
Strategic capital expenditures:	Investments incurred with the purpose of increasing CLH's profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.
LC:	Local currency.
pp:	Percentage points.
Like-to-like Percentage Variation (l-t-l%var):	Percentage variations adjusted for investments/divestments and currency fluctuations.
Rest of CLH:	Includes Brazil, Guatemala, El Salvador and Nicaragua.

27

RelationsJesúsOrtiz de la FuentePhone: +57(1) 603-9051E-mail: jesus.ortizd@cemex.com

||Contact information

Stock InformationColombian Stock ExchangeCLH

RESULTS1Q15

April 23, 2015